EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Nine Months Ended
	Year Ended December 31,										September 30,
	2011		2012		2013		2014		2015		2015		2016

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$348,519		$296,805		$159,871		$223,373		$162,066		$145,539		$99,912
Add:
Gain on Sale of Real Estate (1)	3,281		261		1,847		10,512		1,059		1,059		359
Fixed Charges	286,241		326,261		335,637		345,781		344,606		256,591		303,658
	$638,041		$623,327		$497,355		$579,666		$507,731		$403,189		$403,929

Fixed Charges:
Interest Expense, Net	$205,256		$242,599		$254,174		$260,717		$263,871		$196,120		$225,228
Interest Portion of Rent Expense	80,985		83,662		81,463		85,064		80,735		60,471		78,430
	$286,241		$326,261		$335,637		$345,781		$344,606		$256,591		$303,658

Ratio of Earnings to Fixed Charges	2.2	x	1.9	x	1.5	x	1.7	x	1.5	x	1.6	x	1.3	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2011, 2012, 2013, 2014 and 2015 and for the nine months ended September 30, 2015 and 2016 was $920, $55, $430, $2,205, $209, $209 and $34, respectively.